Exhibit 21.1

Subsidiaries

China Net Online Media Group Limited, a British Virgin Islands company.

CNET Online Technology Limited, a Hong Kong company.

Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”), established in the People’s Republic of China (the “PRC”).

Through a series of contractual agreements between the WFOE and Business Opportunity Online (as defined below), Beijing CNET Online (as defined below) and Shanghai Jing Yang (as defined below), the Company, through the WFOE, secures significant rights to influence the three companies’ business operations, policies and management, approve all matters requiring shareholder approval, and the right to receive 100% of the income earned by the three companies.

•	Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”), incorporated in the PRC.

•	Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online”), incorporated in the PRC.

•	Rise King (Shanghai) Advertising Media Co., Ltd. (“Shanghai Jing Yang”), incorporated in the PRC.

Beijing CNET Online is a 51% shareholder of Shanghai Borongdingsi Computer Technology Co., Ltd. (“Shanghai Borongdingsi”), and a 10% shareholder of Beijing Saturday Education Technology Co., Ltd. (“Beijing Saturday”), each of which is incorporated in the PRC.

Business Opportunity Online is a 51% shareholder of Beijing Chuang Fu Tian Xia Network Technology Co., Ltd. (“Beijing Chuang Fu Tian Xia”), the sole shareholder of Business Opportunity Online (Hubei) Network Technology Co., Ltd. (“Business Opportunity Online Hubei”), the sole shareholder of Quanzhou City Zhilang Network Technology Co., Ltd (“Quanzhou Zhi Lang”), the sole shareholder of Beijing Chuang Shi Xin Qi Advertising Media Co., Ltd. (“Beijing Chuang Shi Xin Qi”), the sole shareholder of Beijing Hong Da Shi Xing Network Technology Co., Ltd. (“Beijing Hong Da Shi Xing”), the sole shareholder of Beijing Shi Ji Cheng Yuan Advertising Media Co., Ltd. (“Beijing Shi Ji Cheng Yuan”)  and a 23.18% shareholder of Shenzhen City Mingshan Network Technology Co., Ltd. (“Shenzhen Mingshan”), each of which is incorporated in the PRC.

Business Opportunity Online Hubei is the sole shareholder of Hubei CNET Advertising Media Co., Ltd. (“Hubei CNET”), the sole shareholder of Sheng Tian Network Technology (Hubei) Co., Ltd. (“Sheng Tian Hubei”), and a 25.5% shareholder of Zhao Shang Ke Network Technology (Hubei) Co., Ltd. (“Zhao Shang Ke Hubei”), each of which is incorporated in the PRC.